EXHIBIT 11
                              QUANEX CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (In thousands, except per share amounts)

                                                    Three Months Ended January 31,
                                                      -------------------------
                                                        1996            1995
                                                      --------        ---------
                                                             (Unaudited)
Income before extraordinary charge ................... $4,047          $ 4,653
Extraordinary charge - early extinguishment of debt .. (2,522)          (2,021)
                                                      --------        ---------
Net income ...........................................  1,525            2,632
Preferred dividend requirements ......................      -           (1,484)
                                                      --------        ---------
Net income attributable to
  common stockholders ................................ $1,525          $ 1,148
                                                      ========        =========

Weighted average shares
  outstanding-primary ................................ 13,595           13,566
                                                      ========        =========

Earnings per common share:
  Primary:
    Income before extraordinary charge ............... $ 0.30          $  0.23
    Extraordinary charge .............................  (0.19)           (0.15)
                                                      --------        ---------
      Earnings per common share ...................... $ 0.11          $  0.08
                                                      ========        =========



Income before extraordinary charge ................... $4,047          $ 4,653
Extraordinary charge - early extinguishment of debt .. (2,522)          (2,021)
                                                      --------        ---------
Net income ...........................................  1,525            2,632
Interest on 6.88% convertible subordinated
  debentures and amortization of related issuance
  costs, net of applicable income taxes ..............    893               -
                                                      --------        ---------

Adjusted net income .................................. $2,418          $ 2,632
                                                      ========        =========

Weighted average shares
  outstanding-primary ................................ 13,595           13,566
Effect of common stock equivalents
  arising from stock options .........................     18               -
Preferred stock assumed converted
  to common stock ....................................      -            2,738
Subordinated debentures assumed
  converted to common stock ..........................  2,696               -
                                                      --------        ---------

Weighted average shares
  outstanding-fully diluted .......................... 16,309           16,304
                                                      ========        =========

Earnings per common share:
  Assuming full dilution:
    Earnings before extraordinary charge ............. $ 0.30          $  0.28
    Extraordinary charge .............................  (0.15)           (0.12)
                                                      --------        ---------
      Earnings per common share ...................... $ 0.15          $  0.16
                                                      ========        =========